Exhibit 99.1

Western Capital Resources, Inc.
Purchases Assets from STEN Corporation

Council Bluffs, IA - August 4, 2008 - Effective July 31, 2008, Western Capital Resources, Inc. (OTC: URRN.OB), a Minnesota corporation (the “Company”), purchased four payday loan and check cashing operations and an on-line lending website, which included all related assets including store level working capital, from STEN Corporation, a Minnesota corporation, and its subsidiary, STEN Credit Corporation. Three of the stores acquired are located in Salt Lake City, Utah and one store is in Tempe, Arizona. The acquisition was completed through the Company’s subsidiary, WCR Acquisition Co., a Minnesota corporation. The Company will finance this transaction out of its current working capital and the price may be adjusted based on store profitability as well as loans receivable collection targets.

Christopher Larson, Chief Executive Officer of the Company, said “We are extremely excited about our acquisition of the assets of STEN Corporation. We believe that this acquisition will strengthen our market position both in Utah and Arizona and shows our commitment to growth through acquisition. We expect to continue to focus on our product offerings to meet customer demand and our dedication to customer service. We believe the addition of title loans to these stores will enhance revenues and operating revenues at these locations.”

This press release may contain forward-looking statements, including the Company’s beliefs about its business prospects and future results of operations. These statements involve risks and uncertainties. Among the important additional factors that could cause actual results to differ materially from those forward-looking statements are risks associated with the overall economic environment, the successful execution of the Company’s plan of operation, changes in the Company’s anticipated earnings, continuation of current contracts, gaming and other applicable regulations, and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its most recent Forms 10K and 10Q. In addition, the factors underlying Company forecasts are dynamic and subject to change and therefore those forecasts speak only as of the date they are given. The Company does not undertake to update any forecasts that it may make available to the investing public.